Contact:	Elaine Lintecum Treasurer 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS RECORD FIRST QUARTER 2004 EARNINGS

AND PROVIDES SECOND QUARTER OUTLOOK

SACRAMENTO, CA, April 15, 2004 - The McClatchy Company (NYSE: MNI) today reported record first quarter earnings of $28.9 million, or 62 cents per share, compared to 2003 earnings of $25.3 million or 55 cents per share.

Revenues for the quarter were a record $272.3 million, up 5.6% compared to 2003 revenues from continuing operations of $257.9 million. Advertising revenues for the quarter were $224.7 million, up 6.8%, and circulation revenues were $41.5 million, down 0.3%. The Company's results include the operating results of the Merced Sun-Star and five nearby non-dailies (collectively, "Merced"), which McClatchy purchased on January 7, 2004. Excluding Merced, total revenues were up 4.4%, and advertising revenues were up 5.6% from the 2003 first quarter.

Commenting on the results, Gary Pruitt, chairman and chief executive officer of McClatchy, said, "Our first quarter was most encouraging. In addition to completing the Merced acquisition, we posted particularly strong advertising growth in March, up 10.4% and up 9.1% excluding Merced. Employment advertising shows growing strength both in our newspapers and on our websites. On a combined print/online basis, employment advertising grew 18.9% in March and 10.7% for the first quarter.

"As we look to the second quarter, we see the momentum in employment and Internet revenues continuing. Although we face tough comparisons in real estate and national advertising, which were quite strong last year, we still expect advertising revenue growth in the mid-single digits in the second quarter. We expect earnings to range between 85 cents and 87 cents per share excluding a write-off related to our anticipated debt refinancing, and to range from 80 to 82 cents including the one-time write-off. In the second quarter of 2003 we earned 81 cents per share from continuing operations."

Pat Talamantes, McClatchy's chief financial officer, said, "In January we borrowed $100 million to make $60 million in voluntary pension contributions and to complete the $40.5 million acquisition of Merced. We have since repaid nearly half of this additional debt. Our total debt at quarter-end was $398.6 million, up $51.6 million from year-end 2003 debt of $347.0 million. We will remain focused on debt repayment and are still targeting a year-end 2004 debt balance of $300 million or less.

"We are presently working with banks to syndicate a new revolving credit facility. The primary purpose of the new facility, which we anticipate will permit $500 million in borrowings, will be to support a new commercial paper program. We expect to use the commercial paper program to refinance existing debt during the second quarter and to reduce interest charges to a range of 1.3% to 1.5%, based on current interest rates and anticipated loan administration costs. Once the refinancing is completed, we plan to write off capitalized loan fees of $3.7 million related to existing debt, which amounts to an after-tax charge equal to $2.2 million or five cents per share."

The company's statistical report, which summarizes its revenue performance for March and the first quarter of 2004, follows. The company has also included supplemental advertising data by category in a schedule that follows.

At 11:30 am eastern time today, McClatchy will review its results in a conference call and webcast, which are accessible at 1-877-278-1205 (use conference ID 6362874) or www.mcclatchy.com. The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and Internet publisher. It publishes 12 daily and 18 non-daily newspapers located in western coastal states, North and South Carolina and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.8 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News & Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also publishes leading local websites in each of its daily newspaper markets, offering users information, comprehensive news, advertising, e-commerce and other services, and owns and operates Nando Media, an interactive media operation that provides newspapers with content publishing tools and software development. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. Those risks and uncertainties are outlined in the company's December 28, 2003 annual report on Form 10-K and include, in particular, the risks that newsprint prices, retirement costs, medical costs and interest rates could rise above current expectations or that the company's businesses could be more severely negatively affected by economic uncertainty in Minnesota, California's Central Valley, the Carolinas, Washington State or Alaska. The company assumes no obligation to update the information in this release.

The securities proposed to be offered in any commercial paper program by McClatchy will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

	Quarter ended
	March 28, 2004	March 30, 2003

Revenues - net	$ 272,283	$ 257,881

Operating expenses:
Compensation	118,103	111,823
Newsprint and supplements	34,969	31,566
Depreciation and amortization	16,614	18,211
Other operating expenses	50,798	49,020
Total operating expenses	220,484	210,620

Operating income	51,799	47,261

Interest expense	(3,639)	(5,202)
Partnership loss	(107)	(351)
Other non-operating income - net	72	106
Income from continuing operations before taxes	48,125	41,814
Income tax provision	19,196	16,516
Income from continuing operations	28,929	25,298
Income from discontinued operation	-	12
Net income	$ 28,929	$ 25,310

Net income per common share:
Basic:
Income from continuing operation	$ 0.62	$ 0.55
Income from discontinued operation	-	-
Net income per share	$ 0.62	$ 0.55
Diluted:
Income from continuing operation	$ 0.62	$ 0.55
Income from discontinued operation	-	-
Net income per share	$ 0.62	$ 0.55
Weighted average common shares:
Basic	46,311	46,031
Diluted	46,748	46,309

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints and page views)

	Period 3			Period 3 Year-to-Date
Revenues - Net: *	2004	2003	% Change	2004	2003	% Change
Advertising
Daily Newspapers:
Minneapolis	$24,033	$21,903	9.7%	$72,596	$68,621	5.8%
California	28,641	24,792	15.5%	85,858	77,551	10.7%
Carolinas	11,992	11,276	6.3%	35,746	34,307	4.2%
Northwest	10,111	9,736	3.9%	30,458	29,943	1.7%
Total Advertising	$74,777	$67,707	10.4%	$224,658	$210,422	6.8%

Circulation	13,066	12,858	1.6%	41,546	41,660	-0.3%
Other	1,809	1,674	8.1%	5,874	5,457	7.6%
Total Newspapers	$89,652	$82,239	9.0%	$272,078	$257,539	5.6%

Non-Newspapers	71	99	-28.3%	205	342	-40.1%
Total Revenue	$89,723	$82,338	9.0%	$272,283	$257,881	5.6%
* Revenues in 2003 are re-classified to report continuing operations only.

Average Paid Circulation:
Daily	1,441.7	1,413.4	2.0%	1,414.7	1,393.8	1.5%
Sunday	1,887.0	1,852.1	1.9%	1,845.5	1,847.2	-0.1%
Community Newspapers	90.2	61.7	46.2%	69.3	61.7	12.3%

Online: (Monthly)
Millions of Page Views**	110.8	113.2	-2.1%	318.4	329.6	-3.4%
** Page Views have been restated to remove discontinued products.

Advertising Linage for Dailies:
Full Run ROP
Retail	429.1	409.8	4.7%	1,279.0	1,266.5	1.0%
National	100.6	87.5	15.0%	291.6	264.4	10.3%
Classified	612.8	572.2	7.1%	1,875.9	1,783.9	5.2%
Total	1,142.5	1,069.5	6.8%	3,446.5	3,314.8	4.0%

Millions of Preprints Distributed	245.6	234.8	4.6%	760.3	724.4	5.0%

Full Run ROP Linage by Market for Dailies:

California:
The Sacramento Bee	203.1	187.7	8.2%	622.1	588.7	5.7%
The Fresno Bee	104.4	97.7	6.9%	318.0	303.5	4.8%
The Modesto Bee	102.2	96.4	6.0%	305.9	295.1	3.7%
Merced Sun-Star	47.8	0.0	0.0%	131.0	0.0	0.0%

Star Tribune, Minneapolis	146.4	135.1	8.4%	436.8	436.3	0.1%

Northwest:
The News Tribune, Tacoma	95.3	102.5	-7.0%	301.0	319.7	-5.8%
Anchorage Daily News	67.1	67.9	-1.2%	203.2	209.7	-3.1%
Tri-City Herald	65.9	62.1	6.1%	189.6	179.7	5.5%

Carolinas:
The News & Observer, Raleigh	149.7	156.5	-4.3%	454.1	485.6	-6.5%
South Carolina Dailies	160.6	163.6	-1.8%	484.8	496.5	-2.4%
Total	1,142.5	1,069.5	6.8%	3,446.5	3,314.8	4.0%

Data in 2004 includes the Merced Sun-Star and related community newspapers, purchased on January 7, 2004.

THE McCLATCHY COMPANY

SUPPLEMENTAL ADVERTISING DATA

BY CATEGORY FOR THE PERIODS

ENDED MARCH 28, 2004

COMPARED TO MARCH 30, 2003

	March 2004* Percent Change	First Quarter* Percent Change
Retail	6.0	2.8
National	19.7	11.7
Classified Total	6.3	3.1
Auto	4.7	3.4
Real Estate	10.0	8.9
Employment	9.9	2.1
Online	62.3	58.2
Direct Marketing	3.1	8.4
Total Advertising	9.1	5.6

* Excludes Merced Group

Most of the Company's online advertising is in the classified categories. On a combined basis in March, print and online classified advertising increased 10.0% versus 6.3% from print classified only. Employment classified advertising on a combined basis increased 18.9% versus 9.9% on a print-only basis.

Year to date combined print and online classified revenues were up 11.7% (versus 3.1% for print only) with employment classified up 10.7% (versus 2.1% for print-only employment).